PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated November 23, 2009)	Registration No. 333-162512

64,476 SHARES OF COMMON STOCK

HECLA MINING COMPANY

This prospectus supplement supplements the prospectus dated November 23, 2009, relating to the resale of 64,476 shares of our common stock by selling stockholders upon conversion of shares of convertible preferred stock previously issued by us.  This prospectus supplement should be read in conjunction with the prospectus dated November 23, 2009, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Current Report on Form 8-K

On February 2, 2010, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of such Form 8-K is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 2, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2010

HECLA MINING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200
Coeur d'Alene, Idaho 83815-9408
(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On February 2, 2010, Hecla Mining Company (the “Company”) announced the appointment of David C. Sienko as Vice President and General Counsel.  The Company’s Board of Directors (the “Board”) approved a Change-in-Control Agreement (“Employment Agreement”) and Indemnification Agreement with Mr. Sienko effective January 29, 2010.  Mr. Sienko’s Employment Agreement and Indemnification Agreement are substantially identical to prior employment agreements and indemnification agreements entered into with other executive officers of the Company.  As part of Mr. Sienko’s employment, he will receive a base salary of $200,000 and is eligible for an annual bonus with a target for his position of 55% of base salary, with the opportunity to receive an additional bonus amount depending on the Company’s performance.  Mr. Sienko will also be eligible to participate in the Company’s Long-Term Incentive Plan, on terms approved by the Board, and the Company’s other employee benefits.

The material terms of the Employment Agreement are set forth in Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) for the period ended June 30, 2007, and which are incorporated by reference as Exhibit 10.1.  The material terms of the Indemnification Agreement are set forth in Exhibit 10.7 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and which are incorporated herein by reference as Exhibit 10.2.

In connection with his appointment, Mr. Sienko will receive 10,000 shares of restricted common stock under the terms of the Company’s Key Employee Deferred Compensation Plan.  5,000 shares of the restricted stock will vest on February 1, 2011 and the other 5,000 shares of the restricted stock will vest on February 1, 2012.  However, should Mr. Sienko be terminated by the Company for any reason other than cause before February 1, 2011 or February 1, 2012, the restricted stock shares will vest immediately.  Mr. Sienko will also receive nonqualified stock options to purchase up to 15,000 shares of the Company’s common stock at an exercise price of $4.735, which was determined by taking the mean between the highest and lowest reported sales prices of the Company’s common stock on the New York Stock Exchange on January 29, 2010.  7,500 nonqualified stock options will vest on August 2, 2010 and the other 7,500 nonqualified stock options will vest on February 1, 2011.

The Company will also reimburse Mr. Sienko for all reasonable relocation expenses, including reimbursement of any real estate sales commission and normal seller related closing costs on his home up to the amount of $35,000.

Item 5.02                      Departure, Election, or Appointment of Directors or Officers

On January 29, 2010, the Board appointed David C. Sienko as the Company’s Vice President and General Counsel.  Mr. Sienko was appointed based on his extensive legal experience, including securities, corporate, mergers and acquisitions, and corporate governance.  Prior to his appointment, Mr. Sienko was a partner of, and practiced law with K&L Gates LLP (a law firm) from 2004 to January 2010, where he specialized in counseling public and private entities on all aspects of compliance with securities laws and trading market rules, mergers and acquisitions, and corporate governance.  Mr. Sienko was also an associate in the Corporate and Securities Section of Locke Lord Bissell & Liddell LLP (a law firm) from 1998 to 2000, as well as an attorney with the Division of Enforcement at the U.S. Securities Exchange Commission from 1995 to 1998.

See Item 1.01 above, incorporated herein by reference, for a description of Mr. Sienko’s employment arrangements with the Company.

A copy of the press release dated February 2, 2010, announcing the appointment of Mr. Sienko is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

10.1
Employment Agreement dated January 29, 2010, between Hecla Mining Company and David C. Sienko, incorporated by reference herein to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. (1)

10.2
Indemnification Agreement dated January 29, 2010, between Hecla Mining Company and David C. Sienko incorporated by reference herein to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. (1)

99.1	News Release dated February 2, 2010, announcing appointment of Vice President and General Counsel

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 2, 2010

Hecla Mining Company

By: /s/ Phillips S. Baker, Jr.
       Phillips S. Baker, Jr.
       President & CEO

Exhibit 99.1

NEWS RELEASE

HECLA APPOINTS GENERAL COUNSEL

FOR IMMEDIATE RELEASE
February 2, 2010

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) is pleased to announce the appointment of David C. Sienko to the position of Vice President - General Counsel, effective January 29, 2010. Mr. Sienko is based in Hecla’s Coeur d’Alene office.

Mr. Sienko will report to Phillips S. Baker, Jr., Hecla’s President and Chief Executive Officer.  Baker said, “David is a highly experienced attorney with more than 15 years of experience in corporate transactions and regulatory compliance and litigation matters. We have known David for many years as counsel on transactional activities and public company filings while at K&L Gates. His knowledge of corporate matters, including securities laws and merger and acquisition activities, will be valuable to Hecla as we continue with our growth initiatives.”

Prior to joining Hecla, Mr. Sienko served as Partner, Corporate, Mergers & Acquisitions and Securities Department for K&L Gates LLP in Chicago. Before entering private practice, Mr. Sienko was an attorney, with the U.S. Securities and Exchange Commission. He has a B.A. from Oberlin College and holds law degrees from Marquette University and Georgetown University.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 119-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our 10Q’s and Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact Don Poirier, vice president – corporate development, 208/769-4128
Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

6500 N Mineral Drive, Suite 200 • Coeur d'Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612